UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
               TO RULES 13D-1(b)(c) AND (d) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13d-2(b)
                                (Amendment No. 1)


                               -------------------
                                (Name of Issuer)



                           --------------------------
                         (Title of Class of Securities)



                               ------------------
                                 (CUSIP Number)



                                 March 25, 2002
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]     Rule 13d-1(b)
[ ]     Rule 13d-1(c)
[ ]     Rule 13d-1(d)



                                                               Page 1 of 5 Pages

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 732827100                                            Page 2 of 5 Pages
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Norske Skog Canada Limited
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                        (a) [ ]
        Not applicable                                  (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION


        Canada
--------------------------------------------------------------------------------
                            5       SOLE VOTING POWER
      NUMBER OF
       SHARES                       0
     BENEFICIALLY           ----------------------------------------------------
       OWNED BY             6       SHARED VOTING POWER
        EACH
      REPORTING                     0
       PERSON               ----------------------------------------------------
        WITH                7       SOLE DISPOSITIVE POWER

                                    0
                            ----------------------------------------------------
                            8       SHARED DISPOSITIVE POWER

                                    0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

                                                                             [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON

        CO
--------------------------------------------------------------------------------



                                                               Page 2 of 5 Pages

                                  SCHEDULE 13G

Item 1(a)       Name of Issuer:

                Pope & Talbot, Inc.

Item 1(b)       Address of Issuer's Principal Executive Offices:

                1500 SW First Avenue, Portland, Oregon 97201

Item 2(a)       Name of Person Filing:

                Norske Skog Canada Limited

Item 2(b)       Address of Principal Business Office:

                9th Floor, 700 West Georgia Street, P.O. Box 10058 Pacific Centre, Vancouver, British Columbia V7Y 1J7

Item 2(c)       Citizenship:

                Canada

Item 2(d)       Title of Class of Securities:

                Common Stock, par value $1.00 per share

Item 2(e)       CUSIP Number:

                732827100

Item 3          Not Applicable

Item 4          Ownership:

                (a)   Amount Beneficially Owned:0
                (b)   Percent of Class:  0%
                (c)   Number of Shares as to which the person has:

                      (i)    Sole power to vote or to direct the vote:  0

                      (ii)   Shared power to vote or to direct the vote:  0

                      (iii) Sole power to dispose or to direct the disposition of: 0

                      (iv) Shared power to dispose or to direct the disposition of: 0

Item 5          Ownership of Five Percent or Less of a Class:            [X]


                                                               Page 3 of 5 Pages

Item 6          Ownership of More than Five Percent on Behalf of Another Person:

                Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:

                Not Applicable

Item 8          Identification and Classification of Members of the Group:

                Not Applicable

Item 9          Notice of Dissolution of Group:

                Not Applicable

Item 10         Certifications:

                Not Applicable


                                                               Page 4 of 5 Pages

                                    SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:   March 25, 2002




/s/ Ralph Leverton
------------------
Signature

Name:   Ralph Leverton
Title:  Vice President, Finance,
        Chief Financial Officer and Secretary



                                                               Page 5 of 5 Pages